Exhibit 10.1

Grant No.:

CUBESMART
2007 EQUITY INCENTIVE PLAN
(As Amended and Restated, Effective June 2, 2010)

PERFORMANCE SHARE UNIT AWARD AND AGREEMENT

This is a Performance Share Unit Award (this “Award”) from CubeSmart, a Maryland real estate investment trust (the “Company”), to the Grantee named below (the “Grantee”), subject to the vesting performance and conditions set forth in the attachment.  Except as otherwise provided below, upon and subject to the vesting of the Performance Share Units (the “PSUs”) under this Award, the Company will deliver one common share of beneficial interest, $.01 par value (a “Share”), of the Company to the Grantee for each vested PSU, subject to adjustment as provided below under “Adjustments”).  Additional terms and conditions applicable to this Award are set forth in this cover sheet, in the attached Agreement and in the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

Award Date: May 30, 2012

Award Date Price: $11.32

Vesting Date: December 31, 2013

Measurement Date: June 30, 2014
Name of Grantee:  Dean Jernigan
Number of PSUs Covered by this Award, subject to satisfaction of the applicable performance and vesting conditions:

Maximum:	412,002
Target:	274,668
Threshold:	137,334

By signing this cover sheet, the Grantee agrees to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which has been provided to the Grantee.  The Grantee acknowledges that he or she has carefully reviewed the Plan and agrees that in the event any provision of this Award or the attached Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall control.

Grantee:	/s/ Dean Jernigan
Name: Dean Jernigan

Company:	/s/ William M. Diefenderfer III
Name: William M. Diefenderfer III
Title: Chairman

S-1

CUBESMART
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

PSUs/Non-transferability

This Award is a Performance Based Performance Award for up to the maximum number of PSUs set forth on the cover sheet and is subject to the performance and vesting conditions described below. Each PSU that vests represents the right to delivery of one Share (subject to adjustment as provided below under “Adjustments”). The PSUs are restricted and may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares potentially subject to delivery upon vesting of PSUs be made subject to execution, attachment or similar process.

Vesting of PSUs and Issuance of Shares

Except as otherwise provided below, the Company will issue on the Measurement Date one Share (subject to adjustment as provided below under “Adjustments”) in your name with respect to each PSU that vests pursuant to the terms of this Agreement.

Provided that you continue in service through the Vesting Date, the number of PSUs that shall vest shall be equal to the number that is the product of (i) 274,668 multiplied by (ii) the Performance Vesting Factor (as defined below) on the Measurement Date.

The Performance Vesting Factor shall be a fraction equal to “x” divided by “y” where:

“x” is the average closing Share price during the thirty (30) trading days immediately preceding the Measurement Date, provided that “x” shall not exceed 1.5 * Award Date Price, and provided that if the applicable average closing Share price is less than 0.5 * Award Date Price, the value of “x” shall be deemed to be zero; and

“y” equals the Award Date Price.

For avoidance of doubt, if the applicable average closing Share price on the Measurement Date is less than 0.5 * Award Date Price, then no PSUs shall vest and, therefore, no Shares shall be deliverable with respect to PSUs, and all Shares that were potentially deliverable with respect to PSUs on the Measurement Date shall be forfeited.

Termination of Service Due to Death, Disability, or Company-

If your service with the Company terminates due to death, disability or Company-initiated termination without Cause or (if you have an Employment Agreement with the Company that provides for severance benefits upon your resignation for Good Reason) you terminate service

Initiated Termination of Service Without Cause

due to your resignation for Good Reason, then the number of PSUs subject to this Award shall be fixed at the Target number of PSUs listed on the cover sheet, provided further that if you terminate service because of a Company-initiated termination of service without Cause, vesting of your PSUs is also conditioned on your continued adherence to all restrictive covenants and confidentiality obligations you have to the Company or any of its Subsidiaries or Affiliates from the date on which your service terminates through the Vesting Date. As used in this Agreement, (i) the term “Cause” has the meaning given to it in the Plan or (if you have an Employment Agreement with the Company) the Employment Agreement between you and the Company, and (ii) the term “Good Reason” has the meaning given to it in the Employment Agreement (if any) between you and the Company.

Change In Control

In the event of a Change in Control before the Measurement Date, the number of PSUs subject to this Award shall be fixed at the Target number of PSUs listed on the cover sheet. The Target number of PSUs shall vest if you continue in service through the Vesting Date, provided that the Target number of PSUs shall vest on the date your service terminates if your service terminates because of a Company-initiated termination of service without Cause, or (if you have an Employment Agreement with the Company that provides for severance benefits upon a resignation for Good Reason) you terminate service due to your resignation with Good Reason. If your service terminates because of your death or disability after a Change in Control and before the Measurement Date, the number of PSUs subject to this Award shall be fixed at the Target number of PSUs listed on the cover sheet and shall vest as of the date your service terminated because of your death or disability.

Forfeiture of Unvested Shares

Except as provided pursuant to the terms of any Employment Agreement between you and the Company or in the provisions of this Award relating to Change in Control, in the event that your service terminates for any reason other than for Good Reason, death, disability, or Company-initiated termination of service without Cause before the Vesting Date, you will forfeit to the Company all of the Shares subject to this Award that have not yet vested.

Repayment

If it is determined by the Board of Trustees (the “Board”) of the Company or Compensation Committee of the Board (the “Committee”) that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board or Committee, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of Shares delivered pursuant to vested PSUs or effect the cancellation of unvested PSUs if (i) the vesting of PSUs was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of PSUs would have been less had the financial statements been correct.  You also agree that each of the Board and Committee has the authority to amend this provision relating to cancellation or repayment to the extent it reasonably determines that such an amendment is required to comply with the Dodd—Frank Wall Street Reform and Consumer Protection Act, or any other applicable law relating to cancellation or repayment of compensation following the restatement of financial statements by a public company.

Discretion to Pay Cash Instead of Delivering Shares

At any time you may have the right to receive Shares in connection with the vesting of PSUs under this Agreement, the Company may direct that you shall receive payment, subject to applicable withholding in cash in an amount equal to the closing Share price on the date on which the Share would otherwise be delivered to you (or if such date is not a trading date, the closing Share price on the immediately preceding trading date).

Withholding Taxes

You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of PSUs or Shares acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of PSUs or Shares issuable under this Award, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate or (iii) cause an immediate forfeiture of Shares subject to vesting pursuant to this Agreement in an amount sufficient to satisfy the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights

You do not have any of the rights of a shareholder by virtue of or with respect to the PSUs unless and until the PSUs relating to the Shares vest.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Adjustments

In the event of a Share combination or split, a Share dividend or a similar change in the Shares, the number of Shares covered by this Award and the applicable closing Share prices shall be adjusted pursuant to the Plan, provided that the adjusted number of Shares shall be rounded down to the nearest whole number.  Shares subject to delivery under PSUs shall be subject to the terms of any agreement of merger, liquidation or reorganization which become applicable to the Company.

Legends

Any certificates representing Shares issued in connection with this Award shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.